
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                    Ending
Class            Interest             Principal    Losses           Balance
A1               2010454.98      18463337.09                0        26036662.92
A2                2453333.3                0                0           46000000
A3                 749666.7                0                0           13000000
A4                 613333.3                0                0           11500000
A5               2769517.05      11566377.67                0        48433621.68
OC                        0                0          5574.95         5091097.52
R                      0.02                0                0                  0

